EXHIBIT 99.1

PRESS RELEASE

FOR MORE INFORMATION, CALL:

CARY T. FU
EXECUTIVE VICE PRESIDENT
BENCHMARK ELECTRONICS, INC.
(409) 849-6550

                                                                  AUGUST 2, 1999

                                                           FOR IMMEDIATE RELEASE


                          BENCHMARK ELECTRONICS TO SELL
                 $125 MILLION IN CONVERTIBLE SUBORDINATED NOTES


ANGLETON, Texas, August 2 -- Benchmark Electronics, Inc. (NYSE:BHE) today announced its intention, subject to market and other conditions, to raise approximately $125 million through the sale of convertible subordinated notes. Benchmark will grant the initial purchasers an option to purchase additional notes to cover any over-allotments.

The notes will be convertible, at the option of the holder, into shares of Benchmark's common stock at a conversion price to be determined.

Proceeds from the offering will be used for general corporate purposes, including the funding of a portion of the purchase price of Benchmark's previously announced acquisition of AVEX Electronics, Inc., and working capital.

The notes will be sold to qualified institutional investors in a private placement under Rule 144A of the Securities Act of 1933, as amended. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or available exemptions from the registration requirements of the Securities Act.

Benchmark Electronics, Inc. provides electronics manufacturing and engineering services to original equipment manufacturers in select industries, including enterprise computer, telecommunications, medical device, industrial control and testing and instrumentation. Benchmark is a full-service supplier of electronics manufacturing and engineering services. The Company operates facilities in Angleton, Texas; Beaverton, Oregon; Hudson, New Hampshire; Winona, Minnesota; and Dublin, Ireland.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE COMPANY'S FINANCING PLANS AND OTHER FUTURE EVENTS. SUCH STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTION, INCLUDING, BUT NOT LIMITED TO, INDUSTRY AND ECONOMIC CONDITIONS AND OTHER FACTORS DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL OUTCOMES MAY VARY MATERIALLY FROM THOSE INDICATED.


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